NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President, Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Announces Policy, Preliminary Results & Guidance

PLANO, TX (January 25, 2005) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced the reintroduction of an additional component to its existing self-pay patient discount policy. The Company also announced preliminary results for the fourth quarter of 2004 and earnings guidance for 2005. The Company will be speaking at a conference in New York today at 3:30 pm ET and will discuss these items at that time; the presentation will be webcast live over the Internet via the Company’s website (www.triadhospitals.com). The Company also plans to release its actual fourth quarter earnings on a date to be determined and to conduct a related conference call at that time.

Self-Pay Discount Policy

Triad has had a company-wide self-pay discount policy in place since October 2004 under which each hospital offers discounts to self-paying uninsured patients with limited financial ability to pay. The magnitude of the discount varies based on each hospital’s location and each patient’s ability.

Beginning April 1, 2005, the Company plans to reintroduce an additional component to its self-pay discount policy under which all self-pay patients receive an initial discount off their total bill, regardless of ability to pay and commensurate with the local managed care discount at each hospital. The Company originally implemented this component in October 2004 as part of its overall self-pay discount policy but subsequently discontinued this component following comments from the Centers for Medicare and Medicaid Services (“CMS”) that suggested this component could adversely impact the hospital’s Medicare reimbursement. CMS recently clarified its position, and the Company now expects that this component will not adversely impact Medicare reimbursement.

Certain effects of the Company’s comprehensive self-pay discount policy (including the additional component to be reintroduced in April) include reduction in the Company’s provision for doubtful accounts as a percent of net revenue and reduction in net revenue. Reporting periods prior to fourth quarter 2004 were not impacted by this policy. Triad currently estimates that the policy has had, and will continue to have, no significant impact on earnings and diluted earnings per share (“EPS”) from continuing operations.

Fourth Quarter 2004 Results

For the fourth quarter of 2004, the Company expects to report diluted EPS from continuing operations of approximately $0.65-0.66 (approximately $0.63-0.64 after discontinued operations) on net revenue of approximately $1.12-1.16 billion. Expected diluted EPS from continuing operations includes a preliminary earnings contribution from one of Triad’s non-consolidated minority partnerships (which the Company does not manage) that was approximately $0.03 less than the Company had previously expected; the actual earnings contribution from that partnership is still subject to the Company’s receipt of a final report from the managing partner.

The Company estimates that inpatient admissions declined approximately 1.0-1.4% and that adjusted admissions declined approximately 0.0-0.3%, both on a same-facility basis over the same period a year earlier. However, in the fourth quarter of 2003, same-facility inpatient admissions grew 7.2% (7.0% excluding sold facilities), with approximately half of the growth coming from flu-related admissions; so the Company believes that the decline in same-facility admissions in the fourth quarter of 2004 was impacted by a difficult comparison with the prior year period.

Triad expects to report same-facility growth in net revenue of approximately 4.7-5.1% and net revenue/adjusted admission of 5.1-5.5% for the fourth quarter. Net revenue included the impact of the Company’s recently implemented self-pay discount policy, which reduced both revenue and provision for doubtful accounts. Because the fourth quarter of 2004 was the initial quarter in which the Company recorded these discounts, the policy had no impact on previous periods. Excluding these discounts, net revenue would have grown approximately 5.6-6.0%, and net revenue/adjusted admission would have grown approximately 6.0-6.4%, both on a same-facility basis.

Triad expects to report a provision for doubtful accounts of 9.0-9.4% of net revenue for the fourth quarter of 2004. The provision includes the impact of the Company’s recently implemented self-pay discount policy, which reduces both the provision and net revenue. Because the fourth quarter of 2004 is the initial quarter in which the Company recorded these discounts, the policy had no impact on previous periods. Excluding these new discounts, the provision during the fourth quarter of 2004 would have been approximately 9.8-10.2% of net revenue.

2005 EPS Guidance

For 2005, Triad expects to achieve diluted EPS from continuing operations of approximately $2.69-2.79 on net revenue of approximately $4.6-4.9 billion and same-facility admissions growth of approximately 2-3%.

The Company’s diluted EPS guidance does not include the impact of expensing stock options, which the Company expects to commence no later than the second half of 2005 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The Company is currently evaluating the particular methodology it will use and intends to update its 2005 EPS guidance to incorporate the impact of stock option expense after it completes the evaluation.

The Company’s diluted EPS guidance incorporates an expected provision for doubtful accounts of approximately 9.0-9.5% of net revenue in 2005. This range reflects the expected impact of the Company’s new self-pay discount policy, including the additional component to be implemented April 1, 2005, which is expected to reduce the provision as a percent of net revenue and also to reduce net revenue. Without the self-pay discount policy, the Company would have expected the provision to be approximately 10.2-10.7% of net revenue in 2005. Triad believes that the provision will likely fluctuate from quarter to quarter during 2005, even possibly outside of this range. Triad also believes that the annual range itself will be subject to change, possibly positive or negative, based on evolving business conditions and the effectiveness of Company actions in response, and this may impact 2005 EPS. The Company continues to include in the allowance for doubtful accounts on its balance sheet approximately $15 million that it included throughout the past year beyond what the Company’s historical experience would require in order to reflect the potential for further deterioration in the collectibility of receivables from uninsured patients; the Company’s current EPS guidance excludes any impact from reversing any or all of the $15 million.

Beyond 2005, the Company expects to achieve annual EPS growth in at least the mid-teens percent range and expects to achieve further gradual improvement over time, with occasional fluctuation, in its overall return on invested capital.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 52 hospitals and 14 ambulatory surgery centers in 15 states with approximately 8,340 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.